The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated October 2, 2025

October 2, 2025  Registration Statement Nos. 333-270004 and 333-270004-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

Variable Annual Contingent Income Notes Linked to the MerQube US Large-Cap Vol Edge Index due November 3, 2027

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

●The notes are designed for investors who seek variable annual Contingent Coupon Payments that depend on the annual performance of the MerQube US Large-Cap Vol Edge Index from each Coupon Observation Date (or, with respect to the first Coupon Observation Date, from the Pricing Date) to the immediately following Coupon Observation Date. In no event will any Contingent Coupon Payment be less than zero.

●Investors should be willing to forgo interest and dividend payments, while seeking full repayment of principal at maturity.

●The Index attempts to provide a dynamic rules-based exposure to an unfunded rolling position in E-mini® S&P 500® futures (the “Futures Contracts”), which reference the S&P 500® Index, while targeting a level of implied volatility. The Index exposure to the Futures Contracts is subject to a maximum exposure of 400% and the Index upside performance is subject to a monthly cap of 4%, meaning that gains from the Futures Contracts cannot exceed this limit during the monthly period, notwithstanding any leverage. See “Selected Risk Considerations — Risks Relating to the Notes Generally — The monthly Index performance is subject to a 4% cap” in this pricing supplement.

●The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

●Minimum denominations of $1,000 and integral multiples thereof

●The notes are expected to price on or about October 31, 2025 and are expected to settle on or about November 6, 2025.

●CUSIP: 48136H4J4

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, Annex A to the accompanying prospectus addendum, “Risk Factors” beginning on page PS-12 of the accompanying product supplement, “Risk Factors” beginning on page US-3 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement, prospectus and prospectus addendum. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $10.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $990.50 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $900.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 3-I dated April 13, 2023, underlying supplement no.20 -I dated July 31, 2025, the prospectus and prospectus supplement, each dated April 13, 2023 and the prospectus addendum dated June 3, 2024

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Index: The MerQube US Large-Cap Vol Edge Index (Bloomberg ticker: MQEDGELC Index).

Participation Rate: At least 100.00% (to be provided in the pricing supplement)

Initial Value: The closing level of the Index on the Pricing Date

Initial Annual Value: For each Coupon Observation Date, the closing level of the Index on the immediately preceding Coupon Observation Date (or, with respect to the first Coupon Observation Date, the Initial Value)

Final Annual Value: For each Coupon Observation Date, the closing level of the Index on that Coupon Observation Date

Pricing Date: On or about October 31, 2025

Original Issue Date (Settlement Date): On or about November 6, 2025

Coupon Observation Dates*:

Coupon Payment Dates*:

October 30, 2026

November 4, 2026

October 29, 2027 (final Coupon Observation Date)

Maturity Date

Maturity Date*: November 3, 2027

* Subject to postponement in the event of a market disruption event and as described under “Supplemental Terms of Notes — Postponement of a Determination Date — Notes Linked Solely to the Index” in the accompanying product supplement

Contingent Coupon Payment: You will receive on each Coupon Payment Date, for each $1,000 principal amount note, a Contingent Coupon Payment equal to:

$1,000 × Participation Rate × Coupon Rate

If the Annual Index Return in respect of any Coupon Observation Date is equal to or less than zero, you will not receive any Contingent Coupon Payment on the corresponding Coupon Payment Date.

Coupon Rate: The Coupon Rate for each Coupon Payment Date will be a percentage equal to the Annual Index Return on the applicable Coupon Observation Date, provided that the Coupon Rate will not be less than zero.

Payment at Maturity: You will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Coupon Payment applicable to the final Coupon Observation Date, if any.

You are entitled to repayment of principal in full at maturity, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

Annual Index Return:

(Final Annual Value – Initial Annual Value)
Initial Annual Value

PS-1 | Structured Investments Variable Annual Contingent Income Notes Linked to the MerQube US Large-Cap Vol Edge Index

The MerQube US Large-Cap Vol Edge Index

The MerQube US Large-Cap Vol Edge Index (the “Index”) was developed by MerQube (the “Index Sponsor” and “Index Calculation Agent”), in coordination with JPMS, and is maintained by the Index Sponsor and is calculated and published by the Index Calculation Agent. The Index was established on March 30, 2023. An affiliate of ours currently has an approximately 10% equity interest in the Index Sponsor, with a right to appoint an employee of JPMS, another of our affiliates, as a member of the board of directors of the Index Sponsor.

The Index attempts to provide a dynamic rules-based exposure to an unfunded rolling position in E-mini® S&P 500® futures (the “Futures Contracts”), which reference the S&P 500® Index, while targeting a level of implied volatility, with a maximum exposure to the Futures Contracts of 400% and a 4% cap on the monthly Index performance. The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the Futures Contracts and the S&P 500® Index, see “Background on E-mini® S&P 500® Futures” and “Background on the S&P 500® Index,” respectively, in the accompanying underlying supplement.

On each monthly Index Rebalance Day, the Index methodology estimates, for a given leveraged exposure of the Index to the Futures Contracts, the equivalent level on shares of the SPDR® S&P 500® ETF Trust (the “SPY Fund”) that corresponds to a 4% monthly return on the Index, and determines the leverage of the Index to the Futures Contract such that it is equal to the 20% implied volatility target of the Index (the “target volatility”) divided by the TWAP implied volatility of call options expiring on the following Index Rebalance Day on shares of the SPY Fund with a strike price equal to such equivalent level, subject to a maximum exposure of 400%. The TWAP implied volatility is calculated at one-minute intervals during a set 30-minute period and then averaged.

All other things being equal, the Index’s exposure to the Futures Contracts will be greater than 100% when the implied volatility of the options on the SPY Fund is below 20%, and the Index’s exposure to the Futures Contracts will be less than 100% when the implied volatility of the options on the SPY Fund is above 20%. For example, if the implied volatility is equal to 10.0%, the exposure to the Futures Contracts will equal 200% (or 20% / 10.0%) and if the implied volatility is equal to 40%, the exposure to the Futures Contracts will equal 50.0% (or 20% / 40%).

In general, the Index’s target volatility feature is expected to result in the volatility of the Index being more stable over time than if no target volatility feature were employed. No assurance can be provided that the volatility of the Index will be stable at any time.

Notwithstanding any leveraged exposure pursuant to the foregoing, upside exposure to the Futures Contracts cannot result in gains in the Index beyond the 4% cap during the monthly period, therefore, any additional appreciation of the Futures Contracts during the monthly period will not affect the Index performance. Moreover, because the Index methodology does not limit the impact of any negative performance of the Futures Contracts and the exposure to the performance of the Futures Contracts may be leveraged up to 400%, the impact of any negative performance of the Futures Contracts combined with the monthly cap of 4% on the Index performance can have a potentially material and adverse impact on the Index performance.

The Index may also underperform the return on the Futures Contracts if the Index exposure to the performance of the Futures Contracts is less than 100% due to the target volatility of the Index. For example, the Index may be significantly uninvested during any given month, and, in that case, will realize only a portion of any gains due to appreciation of the Futures Contracts during that period. Alternatively, assuming an unlevered full exposure (i.e., 100%) to the Futures Contracts, if the performance of the Futures Contracts declines by 10% during one month, and then appreciates by 15% during the next month, the Index methodology will fully reflect the 10% decline in the first month, while limiting the impact of the positive performance of the Futures Contracts on the Index to only 4% during the second month. If the Index exposure to the Futures Contracts is leveraged and the performance is negative, the negative impact on the Index will be magnified and any future positive performance of the Futures Contracts will remain subject to the Index performance cap of 4% monthly. If 400% leverage is assumed, a negative 10% performance of the Futures Contracts will result in a 40% decline in the Index for that period, and any subsequent positive performance will remain capped at 4% monthly. Because of the combination of the leverage and the monthly cap features of the Index, the performance of the Futures Contracts must be positive for a sustained period of time for the Index performance to potentially offset periods of negative performance.

The cap of 4% on the monthly Index performance and the volatility of the Index (as influenced by the Index’s target volatility feature) are two of the primary variables that affect the economic terms of the notes. Additionally, the cap and volatility of the Index are two of the inputs our affiliates’ internal pricing models use to value the derivative or derivatives underlying the economic terms of the notes for purposes of determining the estimated value of the notes set forth on the cover of this pricing supplement. The cap will effectively reduce the value of the derivative or derivatives underlying the economic terms of the notes. See “The Estimated Value of the Notes” and “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes” in this pricing supplement.

The investment objective of the SPY Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of the S&P 500® Index. For more information about the SPY Fund, see “Background on the SPDR® S&P 500® ETF Trust” below. The Index uses the implied volatility of the options on the SPY Fund as a proxy for the volatility of the Futures Contracts.

The Index is subject to risks associated with the use of significant leverage and a cap on upside performance. The Index may be significantly uninvested on any given day, and, in that case, will realize only a portion of any gains due to appreciation of the Futures Contracts on that day. Alternatively, the Index may be invested on a leveraged basis and will be limited to only a portion of any gains on the appreciation of the Futures Contracts. By contrast, a fully invested or leveraged exposure to any negative performance of the Futures Contracts could result in significant declines in the Index.

No assurance can be given that the investment strategy used to construct the Index will achieve its intended results or that the Index will be successful or will outperform any alternative index or strategy that might reference the Futures Contracts.

For additional information about the Index, see “The MerQube US Large-Cap Vol Edge Index” in the accompanying underlying supplement.

PS-2 | Structured Investments Variable Annual Contingent Income Notes Linked to the MerQube US Large-Cap Vol Edge Index

Hypothetical Payout Profile

The following table illustrates hypothetical Coupon Rates based on hypothetical Annual Index Returns for different Coupon Payment Dates and the following examples illustrate hypothetical Contingent Coupon Payments over the term of the notes . The hypothetical payments set forth below assume the following:

●an Initial Value of 100.00; and

●a Participation Rate of 100.00%.

The hypothetical Initial Value of 100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Value. The actual Initial Value will be the closing level of the Index on the Pricing Date and will be provided in the pricing supplement. For historical data regarding the actual closing levels of the Index, please see the historical information set forth under “Hypothetical Back-Tested Data and Historical Information” in this pricing supplement.

Each hypothetical Coupon Rate or Contingent Coupon Payment set forth below is for illustrative purposes only and may not be the actual Coupon Rate or Contingent Coupon Payment applicable to a purchaser of the notes. The numbers appearing in the following table and graph have been rounded for ease of analysis.

Annual Index Return on the Applicable Coupon Observation Date	Coupon Rate for the Applicable Coupon Payment Date(1)
60.00%	60.00%
50.00%	50.00%
40.00%	40.00%
30.00%	30.00%
20.00%	20.00%
10.00%	10.00%
0.00%	0.00%
-10.00%	0.00%
-20.00%	0.00%
-30.00%	0.00%
-40.00%	0.00%
-50.00%	0.00%

(1) The Coupon Rate for each Coupon Payment Date will not be less than zero.

PS-3 | Structured Investments Variable Annual Contingent Income Notes Linked to the MerQube US Large-Cap Vol Edge Index

Example 1

Coupon Observation Date	Initial Annual Value	Final Annual Value	Annual Index Return	Coupon Rate	Contingent Coupon Payment
First	100.00	102.00	2.00%	2.00%	$20.00
Final	102.00	104.04	2.00%	2.00%	$20.00

Total Contingent Coupon Payments: $40.00

In example 1, the Index increases by approximately 2.00% from each Coupon Observation Date (or the Pricing Date, in the case of the first Coupon Observation Date) to the next Coupon Observation Date over the term of the notes. Because, on each Coupon Observation Date, the Annual Index Return is equal to 2.00%, the Coupon Rate for each Coupon Observation Date is equal to 2.00%. Accordingly, the investor receives total Contingent Coupon Payments over the term of the notes equal to $40.00 per $1,000 principal amount note.

Example 2

Coupon Observation Date	Initial Annual Value	Final Annual Value	Annual Index Return	Coupon Rate	Contingent Coupon Payment
First	100.00	98.00	-2.00%	0.00%	$0.00
Final	98.00	101.92	4.00%	4.00%	$40.00

Total Contingent Coupon Payments: $40.00

In example 2, the Index decreases by approximately 2.00% from the Pricing Date to the first Coupon Observation Date, then increases by approximately 4.00% from the first Coupon Observation Date to the final Coupon Observation Date. In this example, because the Annual Index Return is less than zero on the first Coupon Observation Date, the Contingent Coupon Payment on the related Coupon Payment Date is zero. The investor receives total Contingent Coupon Payments over the term of the notes equal to $40.00 per $1,000 principal amount note.

Example 3

Coupon Observation Date	Initial Annual Value	Final Annual Value	Annual Index Return	Coupon Rate	Contingent Coupon Payment
First	100.00	98.00	-2.00%	0.00%	$0.00
Final	98.00	96.04	-2.00%	0.00%	$0.00

Total Contingent Coupon Payments: $0.00

In example 3, the Index decreases by approximately 2.00% from each Coupon Observation Date (or the Pricing Date, in the case of the first Coupon Observation Date) to the next Coupon Observation Date over the term of the notes. Because, on each Coupon Observation Date, the Annual Index Return is less than zero, the Coupon Rate for each Coupon Observation Date is equal to zero. Accordingly, the investor receives total Contingent Coupon Payments over the term of the notes equal to $0.00 per $1,000 principal amount note.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

PS-4 | Structured Investments Variable Annual Contingent Income Notes Linked to the MerQube US Large-Cap Vol Edge Index

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and product supplement and in Annex A to the accompanying prospectus addendum.

Risks Relating to the Notes Generally

●YOU MAY NOT RECEIVE ANY CONTINGENT COUPON PAYMENTS OVER THE TERM OF THE NOTES. THE NOTES MAY NOT PAY MORE THAN THE PRINCIPAL AMOUNT AT MATURITY —

If the Annual Index Return on each Coupon Observation Date is equal to or less than zero, you will not receive any Contingent Coupon Payments over the term of the notes and will receive only the principal amount of your notes at maturity, subject to the credit risk of the Issuer and the Guarantor. Therefore, the return on your investment in the notes may be less than the amount that would be paid on a conventional debt security having a similar maturity issued by us or an issuer with a comparable credit rating. The Contingent Coupon Payments paid over the term of the notes may not compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

●AFTER THE FIRST COUPON OBSERVATION DATE, THE COUPON RATE DOES NOT REFLECT THE ACTUAL PERFORMANCE OF THE INDEX FROM THE PRICING DATE TO EACH COUPON OBSERVATION DATE —

The Coupon Rate for each annual Coupon Payment Date is equal to the Annual Index Return on the applicable Coupon Observation Date, provided that the Coupon Rate will not be less than zero. The Annual Index Return represents the percentage difference in the closing levels of Index from one Coupon Observation Date (or the Pricing Date in the case of the first Coupon Observation Date) to the immediately following Coupon Observation Date. After the first Coupon Observation Date, the Coupon Rate resulting from the Annual Index Return is different from, and may be less than, a Coupon Rate determined based on the percentage difference of the closing levels of the Index between the Pricing Date and any Coupon Observation Date. Accordingly, the Contingent Coupon Payments on the notes may be less than the return you could earn on another instrument linked to the Index that pays annual coupons based on the performance of the Index from the Pricing Date to each Coupon Observation Date. See “Hypothetical Payout Profile” in this pricing supplement for more information.

●THE MONTHLY INDEX PERFORMANCE IS SUBJECT TO A 4% CAP —

On each monthly Index Rebalance Day, the Index adjusts its exposure to the Futures Contracts, based on estimates, for a given leveraged exposure to the Futures Contracts, the equivalent level on shares of the SPY Fund that corresponds to a 4% monthly return on the Index, meaning that gains from the Futures Contracts cannot exceed this limit during the monthly period, notwithstanding any leverage. Moreover, because the Index methodology does not limit the impact of any negative performance of the Futures Contracts and the exposure to the performance of the Futures Contracts may be leveraged up to 400%, the impact of any negative performance of the Futures Contracts combined with the monthly cap of 4% on the Index performance can have a potentially material and adverse impact on the Index performance. Significant declines in the Index may not be offset by positive performance of the Futures Contracts due to the Index performance cap of 4% per month.

●THERE IS NO FLOOR ON NEGATIVE PERFORMANCE OF THE FUTURES CONTRACTS, AND A DECLINE IN THE INDEX AS A RESULT OF EXPOSURE TO THE NEGATIVE PERFORMANCE OF THE FUTURES CONTRACTS MAY NOT BE OFFSET BY POSITIVE PERFORMANCE OF THE FUTURES CONTRACTS BECAUSE THE INDEX UPSIDE PERFORMANCE IS LIMITED TO 4% IN ANY MONTHLY PERIOD —

To the extent the Index is exposed to the performance of the Futures Contracts on a fully invested or leveraged basis, the Index methodology does not limit exposure to any negative performance of the Futures Contracts and may magnify such negative performance. In addition, the Index upside performance is subject to a monthly cap of 4%, meaning that gains from the Futures Contracts cannot exceed this limit during the monthly period, notwithstanding any leverage. The Index may also underperform the return on the Futures Contracts if the Index exposure to the performance of the Futures Contracts is less than 100% due to the target volatility of the Index. For example, the Index may be significantly uninvested during any given month, and, in that case, will realize only a portion of any gains due to appreciation of the Futures Contracts during that period. Alternatively, assuming an unlevered full exposure (i.e., 100%) to the Futures Contracts, if the performance of the Futures Contracts declines by 10% during one month, and then appreciates by 15% during the next month, the Index methodology will fully reflect the 10% decline in the first month, while limiting the impact of the positive performance of the Futures Contracts on the Index to only 4% during the second month. If the Index exposure to the Futures Contracts is leveraged and the performance is negative, the negative impact on the Index will be magnified and any future positive performance of the Futures Contracts will remain subject to the Index performance cap of 4% monthly. If 400% leverage is assumed, a negative 10% performance of the Futures Contracts will result in a 40% decline in the Index for that period, and any subsequent positive performance will remain capped at 4% monthly. Because of the combination of the leverage and the monthly cap features of the Index, the performance of the Futures Contracts must be positive for a sustained period of time for the Index performance to potentially offset periods of negative performance.

PS-5 | Structured Investments Variable Annual Contingent Income Notes Linked to the MerQube US Large-Cap Vol Edge Index

●CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

●AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the notes. We are not a key operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see the accompanying prospectus addendum.

●THE NOTES DO NOT PAY INTEREST. —

The notes do not pay periodic interest payments. Contingent Coupon Payments will be based on each Annual Index Return and may be zero. Therefore, the return on your investment in the notes may be less than the amount that would be paid on a conventional debt security having a similar maturity issued by us or an issuer with a comparable credit rating.

●YOU WILL NOT RECEIVE DIVIDENDS ON THE SECURITIES INCLUDED IN THE INDEX OR HAVE ANY RIGHTS WITH RESPECT TO THOSE SECURITIES.

●LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

●THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —

The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, the estimated value of the notes and the Participation Rate will be provided in the pricing supplement and may be as low as the minimums set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Participation Rate.

Risks Relating to Conflicts of Interest

●POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement. An affiliate of ours currently has an approximately 10% equity interest in the Index Sponsor, with a right to appoint an employee of JPMS, another of our affiliates, as a member of the board of directors of the Index Sponsor. The Index Sponsor can implement policies, make judgments or enact changes to the Index methodology that could negatively affect the performance of the Index. The Index Sponsor can also alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of the notes. The Index Sponsor has no obligation to consider your interests in calculating, maintaining or revising the Index, and we, JPMS, our other affiliates and our respective employees are under no obligation to consider your interests as an investor in the notes in connection with the role of our affiliate as an owner of an equity interest in the Index Sponsor or the role of an employee of JPMS as a member of the board of directors of the Index Sponsor. In addition, JPMS worked with the Index Sponsor in developing the guidelines and policies governing the composition and calculation of the Index. Although judgments, policies and determinations concerning the Index were made by JPMS, JPMorgan Chase & Co., as the parent company of JPMS, ultimately controls JPMS. The policies and judgments for which JPMS was responsible could have an impact, positive or negative, on the level of the Index and the value of your notes. JPMS is under no obligation to consider your interests as an investor

PS-6 | Structured Investments Variable Annual Contingent Income Notes Linked to the MerQube US Large-Cap Vol Edge Index

in the notes in its role in developing the guidelines and policies governing the Index or making judgments that may affect the level of the Index.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

●THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

●THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

●THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

●THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

●SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

●SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Index. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

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Risks Relating to the Index

●THE INDEX MAY NOT BE SUCCESSFUL OR OUTPERFORM ANY ALTERNATIVE STRATEGY THAT MIGHT BE EMPLOYED IN RESPECT OF THE FUTURES CONTRACTS —

No assurance can be given that the investment strategy on which the Index is based will be successful or that the Index will outperform any alternative strategy that might be employed with respect to the Futures Contracts.

●THE INDEX MAY NOT APPROXIMATE ITS TARGET VOLATILITY —

On each monthly Index Rebalance Day, the Index methodology estimates, for a given leveraged exposure of the Index to the Futures Contracts, the equivalent level on shares of the SPY Fund that corresponds to a 4% monthly return on the Index, and determines the leverage of the Index to the Futures Contract such that it is equal to the 20% implied volatility target of the Index (the “target volatility”) divided by the TWAP implied volatility of call options expiring on the following Index Rebalance Day on shares of the SPY Fund with a strike price equal to such equivalent level, subject to a maximum exposure of 400%. The TWAP implied volatility is calculated at one-minute intervals during a set 30-minute period and then averaged. Notwithstanding any leveraged exposure pursuant to the foregoing, upside exposure to the Futures Contracts cannot result in gains in the Index beyond the 4% cap during the monthly period. No assurance can be given that the Index will maintain an annualized realized volatility that approximates its target volatility of 20%. The Index’s target volatility is determined based on the implied volatility of certain out-of-the-money call options and therefore the actual realized volatility of the Index may be greater or less than the target volatility. In addition, the Index is rebalanced to its target volatility only on a monthly basis, whereas most other indices that target a particular annualized volatility rebalance more frequently. Less frequent rebalancing may have an adverse impact on the performance of the Index. The Index uses the implied volatility of the options on the SPY Fund as a proxy for the volatility of the Futures Contracts. However, there is no guarantee that the methodology used by the Index to determine the implied volatility of the options on the SPY Fund will be representative of the implied or realized volatility of the Futures Contracts. The volatility of the options on the SPY Fund may not correlate with the volatility of the Futures Contracts, particularly during periods of market volatility. In addition, the volatility of the Futures Contracts on any day may change quickly and unexpectedly and realized volatility may differ significantly from implied volatility. In general, over time, the implied volatility of out-of-the-money options has tended to be lower than other options, and the realized volatilities of the options on the SPY Fund and the Futures Contracts have tended to be lower than their respective implied volatilities; however, at any time those realized volatilities may exceed their respective implied volatilities, particularly during periods of market volatility. Because the Index’s leverage is adjusted only on a monthly basis based on measures of implied volatility, in period where the realized volatility is significantly greater or less than the implied volatility for that period, there will be no change in the exposure until the following monthly Index Rebalance Day. Accordingly, the actual realized annualized volatility of the Index may be greater than or less than the target volatility, which may adversely affect the level of the Index and the value of the notes.

●THE INDEX IS LIKELY TO UNDERPERFORM THE S&P 500® INDEX OVER TIME AS A RESULT OF THE COMBINED IMPACT OF THE TARGET VOLATILITY AND THE CAP FEATURES OF THE INDEX —

Hypothetical back-tested analysis of the Index indicates that the Index has historically underperformed the S&P 500® Index over time, particularly in periods of negative or moderately positive returns in the S&P 500 Index. The Index is expected to continue to underperform the S&P 500® Index in such circumstances due to the combined effect of the leverage applied and the cap of 4% on the monthly performance of the Index. Because the Index adjusts its exposure to the Futures Contracts on a monthly basis based on the one-month implied volatility of the options on the SPY Fund and the target volatility of the Index, and applies a monthly cap in respect of the Index performance, the Index will likely underperform the S&P 500® Index over time.

●THE INDEX IS SUBJECT TO RISKS ASSOCIATED WITH THE USE OF SIGNIFICANT LEVERAGE —

On a monthly Index Rebalance Day, the Index will employ leverage to increase the exposure of the Index to the Futures Contracts if the implied volatility of the options on the SPY Fund is below 20%, subject to a maximum exposure of 400%. Notwithstanding such leverage, the monthly performance of the Index is subject to a cap of 4% which means that the exposure to the Futures Contracts cannot result in gains beyond this limit during the monthly period. Under normal market conditions in the past, the implied volatility of out-of-the-money call options on the SPY Fund have tended to be lower than other options and less than the target volatility of the Index. Accordingly, the Index has generally employed leverage in the past, except during periods of elevated volatility. However, there have been also instances when the implied volatility of options on the SPY Fund was significantly outside of the typical range. For example, the hypothetical back-testing analysis of the Index, which applied the implied volatility of options on the SPY Fund from October 2017, resulted in 325% leveraged exposure to the Futures Contracts. In November 2008, the implied volatility was significantly higher and, accordingly, the Index was underleveraged with the exposure of 46% to the Futures Contracts. When leverage is employed, any movements in the prices of the Futures Contracts will result in greater changes in the level of the Index than if leverage were not used. In particular, the use of leverage will magnify any negative performance of the Futures Contracts, which, in turn, would negatively affect the performance of the Index. Because the Index’s leverage is adjusted only on a monthly basis, in situations where a significant increase in volatility is accompanied by a significant decline in the value of the Futures

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Contracts, the level of the Index may decline significantly before the following monthly Index Rebalance Day when the Index’s exposure to the Futures Contracts would be reduced.

●THE INDEX MAY BE SIGNIFICANTLY UNINVESTED —

On a monthly Index Rebalance Day, the Index’s exposure to the Futures Contracts will be less than 100% when the implied volatility of the options on the SPY Fund is above 20%. If the Index’s exposure to the Futures Contracts is less than 100%, the Index will not be fully invested, and any uninvested portion will earn no return. The Index may be significantly uninvested on any given day and will realize only a portion of any gains due to appreciation of the Futures Contracts on any such day. In addition, the cap of 4% is applied to the monthly performance of the Index, with no corresponding limit on downside performance.

●THE INDEX MAY BE ADVERSELY AFFECTED IF LATER FUTURES CONTRACTS HAVE HIGHER PRICES THAN AN EXPIRING FUTURES CONTRACT INCLUDED IN THE INDEX —

As the Futures Contracts included in the Index come to expiration, they are replaced by Futures Contracts that expire three months later. This is accomplished by synthetically selling the expiring Futures Contract and synthetically purchasing the Futures Contract that expires three months from that time. This process is referred to as “rolling.” Excluding other considerations, if the market for the Futures Contracts is in “contango,” where the prices are higher in the distant delivery months than in the nearer delivery months, the purchase of the later Futures Contract would take place at a price that is higher than the price of the expiring Futures Contract, thereby creating a negative “roll yield.” In addition, excluding other considerations, if the market for the Futures Contracts is in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the purchase of the later Futures Contract would take place at a price that is lower than the price of the expiring Futures Contract, thereby creating a positive “roll yield.” The presence of contango in the market for the Futures Contracts could adversely affect the level of the Index and, accordingly, any payment on the notes.

●THE INDEX IS AN EXCESS RETURN INDEX THAT DOES NOT REFLECT “TOTAL RETURNS” —

The Index is an excess return index that does not reflect total returns. The return from investing in futures contracts derives from three sources: (a) changes in the price of the relevant futures contracts (which is known as the “price return”); (b) any profit or loss realized when rolling the relevant futures contracts (which is known as the “roll return”); and (c) any interest earned on the cash deposited as collateral for the purchase of the relevant futures contracts (which is known as the “collateral return”).
The Index measures the returns accrued from investing in uncollateralized futures contracts (i.e., the sum of the price return and the roll return associated with an investment in the Futures Contracts). By contrast, a total return index, in addition to reflecting those returns, would also reflect interest that could be earned on funds committed to the trading of the Futures Contracts (i.e., the collateral return associated with an investment in the Futures Contracts). Investing in the notes will not generate the same return as would be generated from investing in a total return index related to the Futures Contracts.

●THE INDEX HAS A LIMITED OPERATING HISTORY AND MAY PERFORM IN UNANTICIPATED WAYS —

The Index was established on March 30, 2023 and therefore has a limited operating history. Any back-testing or similar analysis performed by any person in respect of the Index must be considered illustrative only and may be based on estimates or assumptions not used by the Index Sponsor when determining the level of the Index. Past performance should not be considered indicative of future performance.

●THE EQUITY SECURITIES OF JPMORGAN CHASE & CO. ARE CURRENTLY INCLUDED IN THE S&P 500® INDEX.

The equity securities of JPMorgan Chase & Co. are currently included in the S&P 500® Index. We have no obligation to consider your interests as a holder of the notes in taking any action that might affect the level of the S&P 500® Index, , including those that might affect the value of your notes. We will have no ability to control the actions of the other issuers of the equity securities included in the S&P 500® Index, including actions that could affect the value of the equity securities included in the S&P 500® Index or your notes. None of those issuers will have any obligation to consider your interests as a holder of the notes in taking any actions that might affect the value of your notes.

●CONCENTRATION RISKS ASSOCIATED WITH THE INDEX MAY ADVERSELY AFFECT THE VALUE OF YOUR NOTES

The Index generally provides exposure to a single futures contract on the S&P 500® Index that trades on the Chicago Mercantile Exchange. Accordingly, the notes are less diversified than other funds, investment portfolios or indices investing in or tracking a broader range of products and, therefore, could experience greater volatility. You should be aware that other indices may be more diversified than the Indices in terms of both the number and variety of futures contracts. You will not benefit, with respect to the notes, from any of the advantages of a diversified investment and will bear the risks of a highly concentrated investment.

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●THE INDEX IS SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH FUTURES CONTRACTS, INCLUDING VOLATILITY —

The Index tracks the returns of futures contracts. The price of a futures contract depends not only on the price of the underlying asset referenced by the futures contract, but also on a range of other factors, including but not limited to changing supply and demand relationships, interest rates, governmental and regulatory policies and the policies of the exchanges on which the futures contracts trade. In addition, the futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. These factors and others can cause the prices of futures contracts to be volatile.

●SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN FUTURES CONTRACTS MAY ADVERSELY AFFECT THE VALUE OF YOUR NOTES —

Futures markets like the Chicago Mercantile Exchange, the market for the Futures Contracts, are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators, and government regulation and intervention. In addition, futures exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could affect the level of the Index and therefore could affect adversely the value of your notes.

●THE OFFICIAL SETTLEMENT PRICE AND INTRADAY TRADING PRICES OF THE RELEVANT FUTURES CONTRACTS MAY NOT BE READILY AVAILABLE —

The official settlement price and intraday trading prices of the Futures Contracts are calculated and published by the Chicago Mercantile Exchange and are used to calculate the levels of the Index. Any disruption in trading of the Futures Contracts could delay the release or availability of the official settlement price and intraday trading prices and may delay or prevent the calculation of the Index.

●CHANGES IN THE MARGIN REQUIREMENTS FOR THE FUTURES CONTRACTS INCLUDED IN THE INDEX MAY ADVERSELY AFFECT THE VALUE OF THE NOTES —

Futures exchanges require market participants to post collateral in order to open and to keep open positions in futures contracts. If an exchange changes the amount of collateral required to be posted to hold positions in the Futures Contracts, market participants may adjust their positions, which may affect the prices of the Futures Contracts. As a result, the level of the Index may be affected, which may adversely affect the value of the notes.

●HYPOTHETICAL BACK-TESTED DATA RELATING TO THE INDEX DO NOT REPRESENT ACTUAL HISTORICAL DATA AND ARE SUBJECT TO INHERENT LIMITATIONS —

The hypothetical back-tested performance of the Index set forth under “Hypothetical Back-Tested Data and Historical Information” in this pricing supplement is purely theoretical and does not represent the actual historical performance of the Index and has not been verified by an independent third party. Hypothetical back-tested performance measures have inherent limitations.  Hypothetical back-tested performance is derived by means of the retroactive application of a back-tested model that has been designed with the benefit of hindsight.  Alternative modelling techniques might produce significantly different results and may prove to be more appropriate.  Past performance, and especially hypothetical back-tested performance, is not indicative of future results.  This type of information has inherent limitations and you should carefully consider these limitations before placing reliance on such information.

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●HISTORICAL PERFORMANCE OF THE INDEX SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE INDEX DURING THE TERM OF THE NOTES —

The actual performance of the Index over the term of the notes, as well as the amount payable at maturity, may bear little relation to the historical performance of the Index or its hypothetical, back-tested historical performance. As a result, it is impossible to predict whether the level of the Index will rise or fall

●THE NOTES ARE NOT REGULATED BY THE COMMODITY FUTURES TRADING COMMISSION (THE “CFTC”) —

The net proceeds to be received by the Issuer from the sale of the notes will not be used to purchase or sell any futures contracts or options on futures contracts for your benefit. An investment in the notes thus does not constitute either an investment in futures contracts or options on futures contracts or an investment in a collective investment vehicle that trades in these futures contracts (i.e., the notes will not constitute a direct or indirect investment by you in the futures contracts), and you will not benefit from the regulatory protections of the CFTC. Among other things, this means that the Issuer and the Guarantor are not registered with the CFTC as a futures commission merchant and you will not benefit from the CFTC’s or any other non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered futures commission merchant. For example, the price you pay to purchase notes will be used by the Issuer for its own purposes and will not be subject to customer funds segregation requirements provided to customers that trade futures on an exchange regulated by the CFTC.

Unlike an investment in the notes, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be subject to regulation as a commodity pool, and its operator may be required to register with and be regulated by the CFTC as a commodity pool operator, or qualify for an exemption from the registration requirement. Because the notes will not be interests in a commodity pool, the notes will not be regulated by the CFTC as a commodity pool, the Issuer and the Guarantor will not be registered with the CFTC as a commodity pool operator and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who invest in regulated commodity pools.

●OTHER KEY RISKS:

oTHE INDEX WAS ESTABLISHED ON MARCH 30, 2023, AND MAY PERFORM IN UNANTICIPATED WAYS.

oTHE NOTES ARE NOT REGULATED BY THE COMMODITY FUTURES TRADING COMMISSION.

oHISTORICAL PERFORMANCE OF THE INDEX SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE INDEX DURING THE TERM OF THE NOTES.

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Hypothetical Back-Tested Data and Historical Information

The following graph sets forth the hypothetical back-tested performance of the Index based on the hypothetical back-tested weekly closing levels of the Index from January 3, 2020 through March 29, 2023, and the historical performance of the Index based on the weekly historical closing levels of the Index from March 30, 2023 through September 26, 2025. The Index was established on March 30, 2023, as represented by the vertical line in the following graph. All data to the left of that vertical line reflect hypothetical back-tested performance of the Index. All data to the right of that vertical line reflect actual historical performance of the Index. The closing level of the Index on October 1, 2025 was 1,345.63. We obtained the closing levels above and below from the Bloomberg Professional® service, without independent verification.

The data for the hypothetical back-tested performance of the Index set forth in the following graph are purely theoretical and do not represent the actual historical performance of the Index. See “Selected Risk Considerations — Risks Relating to the Index — Hypothetical Back-Tested Data Relating to the Index Do Not Represent Actual Historical Data and Are Subject to Inherent Limitations” above.

The hypothetical back-tested and historical closing levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on the Pricing Date or the Observation Date. There can be no assurance that the performance of the Index will result in a payment at maturity in excess of your principal amount, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

The hypothetical back-tested closing levels of the Index have inherent limitations and have not been verified by an independent third party. These hypothetical back-tested closing levels are determined by means of a retroactive application of a back-tested model designed with the benefit of hindsight. Hypothetical back-tested results are neither an indicator nor a guarantee of future returns. No representation is made that an investment in the notes will or is likely to achieve returns similar to those shown. Alternative modeling techniques or assumptions would produce different hypothetical back-tested closing levels of the Index that might prove to be more appropriate and that might differ significantly from the hypothetical back-tested closing levels of the Index set forth above.

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Treatment as Variable Rate Payment Debt Instruments

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences,” and in particular the subsection thereof entitled “Tax Consequences to U.S. Holders — Notes with a Term of More than One Year — Notes Treated as Variable Rate Debt Instruments” in the accompanying product supplement no. 3-I.

Based on current market conditions, our special tax counsel, Latham & Watkins LLP, is of the opinion that the notes will be treated as “variable rate debt instruments” that provide for a single objective rate for U.S. federal income tax purposes. An objective rate is a variable rate based on objective financial or economic information. However, the IRS or a court may not respect the treatment of the notes as variable rate debt instruments, in which case the notes will be treated as “contingent payment debt instruments.” If the notes were treated as contingent payment debt instruments, (i) a U.S. Holder would be required to recognize interest income based on our “comparable yield” for a similar non-contingent debt instrument and a “projected payment schedule” in respect of the notes, adjusted each year to take account for the difference between the actual and the projected payments in that year, and (ii) gain with respect to a note would be treated as ordinary income.

Assuming that the treatment of the notes as variable rate debt instruments is respected, a Contingent Coupon Payment will be taxable to you as ordinary interest income at the time it is accrued or received, in accordance with your method of tax accounting. Upon a sale, exchange or retirement of the notes, you generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts attributable to accrued Contingent Coupon Payment, which will be taxed as interest as described above) and your tax basis in the notes that are sold, exchanged or retired. Your tax basis in the notes will equal the amount you paid to acquire them. This gain or loss generally will be long-term capital gain or loss if, at the time of the sale, exchange or retirement, you held the notes for more than one year, and short-term capital gain or loss otherwise. Long-term capital gains recognized by non-corporate U.S. Holders are generally subject to taxation at reduced rates. The deductibility of capital losses is subject to limitations. The discussions herein and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. Purchasers who are not initial purchasers of notes at their issue price should consult their tax advisers with respect to the tax consequences of an investment in notes.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

The discussions in the preceding paragraphs, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” (and in particular the subsection thereof entitled “— Tax Consequences to U.S. Holders — Notes with a Term of More than One Year — Notes Treated as Variable Rate Debt Instruments”) in the accompanying product supplement, constitute the full opinion of Latham & Watkins LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes.  The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates.  Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co.  This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes.  The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes.  For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various

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other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

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Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Payout Profile” and “How the Notes Work” in this pricing supplement for an illustration of the risk-return profile of the notes and “The MerQube US Large-Cap Vol Edge Index” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the fourth business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+4”).

Supplemental Terms of the Notes

Any values of the Index, and any values derived therefrom, included in this pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement and the corresponding terms of the notes. Notwithstanding anything to the contrary in the indenture governing the notes, that amendment will become effective without consent of the holders of the notes or any other party.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, the accompanying prospectus addendum and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement, the accompanying underlying supplement and in Annex A of the accompanying prospectus addendum, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

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You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●Product supplement no. 3-I dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000121390023029706/ea153081_424b2.pdf

●Underlying supplement no. 20-I dated July 31, 2025:

https://www.sec.gov/Archives/edgar/data/19617/000183988225042018/jpm_424b2-23004.htm

●Prospectus supplement and prospectus, each dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

●Prospectus addendum dated June 3, 2024:
http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-16 | Structured Investments Variable Annual Contingent Income Notes Linked to the MerQube US Large-Cap Vol Edge Index